EXHIBIT 11


                  DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
                     COMPUTATION OF NET INCOME PER SHARE
      (Shares and dollars in thousands except per share amounts)


                                For the Nine Months Ended
                                       July 31

                                             1994          1993

1.  Net income (loss)                    $434,003    $(1,030,367)
2.  Adjustment - interest expense,
     after tax benefit, applicable
     to convertible debentures
     outstanding                            30               46

3.  Net income (loss) applicable to
     common stock - before interest
     applicable to convertible
     debentures                          $434,033    $(1,030,321)


PRIMARY NET INCOME PER COMMON SHARE:
    Shares:
4.    Weighted average number of common
        shares outstanding              86,068           77,291

5.   Incremental shares:
     Dilutive common stock options      466              964
     Dilutive stock appreciation
     rights                             51               16
          Total incremental shares      517              980

6.  Primary net income (loss) per common
      share (1 divided by 4)            $5.04 *        $(13.32)*

FULLY DILUTED NET INCOME PER COMMON SHARE:
    Shares:
7.    Weighted average number of common
        shares outstanding              86,068           77,291
8.   Incremental shares:
     Dilutive common stock
     options                            466              979
        Dilutive stock appreciation
          rights                        52                  30

9.    Common equivalent shares from assumed
        conversion of convertible
          debentures:
          5-1/2% debentures due 2001    28               52

10.       Total                         86,614           78,352

11. Fully diluted net income (loss) per
      common share (3 divided by 10)    $ 5.04 *    $ (13.32)*

____________
* Net income per common share outstanding was used in the designated calculations since the dilutive effect of common stock options, stock appreciation rights and assumed conversion of convertible debentures was immaterial or anti-dilutive.